Exhibit 10.1
August 23, 2010
Mr. Sean Martin
Dear Sean,
On behalf of the Apollo Group, Inc. It is a pleasure to extend to you this offer for the position of SVP, General Counsel. In this role, you will report directly to me, Co-Chief Executive Officer. You will also have a dotted line to Greg Cappelli; our other Co-Chief Executive Officer. Your target start date will be September 20, 2010 and your principal work location will be in Apollo’s Chicago corporate offices. You will also be required from time to time to work at Apollo’s corporate offices in Phoenix in performing the duties and responsibilities of your position. As compensation for your services, you will receive the following:

Base Salary	$435,000 Annual Base Salary payable in accordance with Apollo’s standard payroll practices and pay dates in effect for other salaried employees.

Annual Incentive Bonus	Participation in the Incentive Bonus program with a target of 75% of your base salary per full fiscal year. Your actual bonus each year will depend upon Apollo’s attainment of pre-established performance goals and your individual performance and may range from 0% to 200% of your target bonus.

Signing Cash Bonus	$263,000 paid as a lump sum, less applicable State and Federal tax withholding. This cash payment is intended to offset your annual bonus at above target performance under your current employers plan, pro-rata for the year. Such payment will be made within 7 business days following your start date.

Long-Term Incentive	You will receive a pro-rata grant as part of the FY 2011 equity award process. Such pro-ration will be applied to your full year target grant-date value of $1,000,000. This award will be delivered through a combination of Stock Options, Restricted Stock Units and Performance Share Units as determined by the Compensation Committee. The FY 2011 grant cycle began on July 6, 2010 and that date will serve to pro-rate each of your awards based on your September 20, 2010 start date.

Make Whole Equity	In addition to the annual equity award above, you will receive two make whole equity grants with a total grant date fair value of $960,000 (the “Make-Whole Awards”). One of these grants will be in the form of Restricted Stock Units with a grant date value of $150,000 and will vest upon your completion of six months of employment with Apollo. The second grant will have a grant date value of $810,000 (this grant will be allocated $480,000 to Stock Options and $330,000 to Restricted Stock Units) and will vest in four successive equal annual installments over your first four years of employment with Apollo.

Benefits	Benefits commensurate with those provided to other employees at your level, once you have completed the eligibility period of two months. Given this delay in coverage, you will be reimbursed for 60 days of COBRA expenses.

Severance Plan	As an Executive officer you will be eligible to participate in the Executive Officer Severance Pay Plan. Under this plan, if you were terminated without cause, you would be eligible for 18 months of salary continuation plus one times your average bonus payout over the last three years (or such fewer number of years of Apollo employment) preceding your termination date. Such severance pay will be paid in accordance with the terms of the plan. You will also be entitled to full vesting of your Make Whole Award plus limited pro-rata vesting of a portion of your outstanding annual grants in accordance with the provisions of the plan.

Relocation	You will be eligible for Apollo’s Executive relocation package. Since you will not be relocating until the end of the 2010-11 school year, Apollo will provide you within 7 business days following your start date, a lump sum of $10,000 (net of taxes) to cover approximately 20 trips home from Chicago or Phoenix. Apollo will also reimburse you, on a monthly basis, for up to six months of temporary housing in Chicago. As an exception to the Company’s relocation policy, Apollo agrees to reimburse you up to $290,000 of loss on the sale of your home in California. This loss will be calculated at the time of sale using the difference of the HUD statement at the time of your purchase and the HUD statement at the time of your sale. Travel to Phoenix will be treated as business expense. (Executive relocation plan enclosed.)

Miscellaneous	All of the foregoing equity awards are subject to approval by the Compensation Committee. The Restricted Stock Units and Stock Option grants vest annually over a period of four years (with the exception of $150,000 of Make Whole Equity Restricted Stock Unit award which will vest upon your completion of 6 months of employment with Apollo). The Stock Options will have an exercise price per share equal to the closing selling price per share of Apollo Group Class A common stock on the effective date of the grant and will have a maximum term of six years from such date of grant, subject to earlier termination following your cessation of employment. Performance Share Units vest over three years with performance results measured at the end of the three year period. If approved, the equity awards will be evidenced by Apollo’s standard equity award agreements and will be subject to the terms and conditions of those agreements and the equity award plans under which the awards are granted. To obtain reimbursement of any expense (or housing loss) to which you become entitled in accordance with this offer letter, you must submit appropriate documentation evidencing that expense (or housing loss) within 45 days after the day you incur that expense (or housing loss). Apollo will reimburse you for all property documented expenses (or housing loss) covered under this offer letter within 10 business days after your submission of the appropriate documentation. In no event will any expense (or housing loss) be reimbursed later than the last day of the calendar year following the calendar year in which that expense (or housing loss) is incurred, and you may not liquidate or exchange your right to reimbursement for any other benefit or payment.
In summary, the Total Direct Compensation (pay received over an annual period at target incentive bonus) and Additional Compensation for the package that is being offered by Apollo Group, Inc. are as follows:

Total Direct Compensation (prior to pro-ration)	Base Salary	$435,000
	Annual Incentive Bonus	326,250
	LTI	1,000,000

	Total Direct Compensation	$1,761,250

Additional Compensation	Sign On Bonus	$263,000
	Make Whole Award	960,000

	Total Offer Value	$2,984,250

Your employment with the Apollo Group, Inc. is contingent upon completion of a standard Apollo background check, with results acceptable to Apollo, and will be subject to all terms and conditions contained in current version of the Apollo Employee Handbook. Should you have any questions concerning any part of this offer please contact Fred Newton at 602-557-1703.
Congratulations Sean. We look forward to welcoming you to our team.
Regards,

/s/ Chas Edelstein Chas Edelstein
Co-Chief Executive Officer
I accept the offer as presented.

/s/ Sean Martin Sean Martin	August 23, 2010 Date